Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
630-647-7460	630-647-1074
ir@gogoair.com	pr@gogoair.com

Gogo Inc. Announces Pricing of $340 Million Convertible Notes Offering

Itasca, Ill., March 3, 2015 /PRNewswire – Gogo Inc. (NASDAQ: GOGO) announced today the pricing of $340 million aggregate principal amount of convertible senior notes due 2020 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will bear interest at a rate of 3.75% per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning September 1, 2015. In certain circumstances, the notes may be converted at an initial conversion price of approximately $23.85 per share of Gogo’s common stock, representing a 22.50% conversion premium over the closing price of $19.47 per share on the NASDAQ Global Select Market on March 3, 2015. The notes will be convertible prior to December 1, 2019 only under certain circumstances and thereafter at any time. Upon conversion, the notes will be settled in shares of Gogo’s common stock, or, if and when Gogo receives the approval of shareholders in accordance with applicable NASDAQ rules or determines that such shareholder approval is not required by such rules, at Gogo’s election in shares of Gogo’s common stock, cash or a combination of cash and shares of Gogo’s common stock. Gogo may not redeem the notes at its election prior to the maturity date. Gogo granted the initial purchasers of the notes a 30-day option to purchase up to an additional $60 million aggregate principal amount of the notes to cover over-allotments, if any. Gogo expects to close the offering on or about March 9, 2015, subject to the satisfaction of various customary closing conditions.

In connection with the offering, Gogo entered into privately negotiated forward stock purchase transactions with certain of the initial purchasers (or their respective affiliates) (the “forward counterparties”), pursuant to which Gogo agreed to purchase approximately 7.19 million shares of common stock, subject to adjustment, for settlement on the last day of the 50 trading day period commencing on, and including, the 42nd scheduled trading day immediately preceding March 1, 2020, subject to the ability of each forward counterparty to elect to settle all or a portion of its forward stock purchase transaction early. The forward stock purchase transactions are generally expected to facilitate privately negotiated derivative transactions between the forward counterparties and holders of the notes, including swaps, relating to the common shares by which holders of the notes have established or will soon establish short positions relating to the common shares and otherwise hedge their investments in the notes.

Gogo’s entry into the forward stock purchase transactions with the forward counterparties and the entry by the forward counterparties into derivative transactions in respect of shares of Gogo’s common stock with the purchasers of the notes could have the effect of increasing, or reducing the size of any decrease in, the price of Gogo’s common stock concurrently with, or shortly after, the pricing of the notes.

Gogo estimates that the net proceeds from the offering of notes will be approximately $329 million, after deducting the initial purchasers’ discounts and estimated fees and expenses of the offering (exclusive of any proceeds of the initial purchasers’ exercise of their over-allotment option). Gogo expects to use approximately $140 million of the net proceeds from the sale of the notes to fund the cost of repurchasing shares of its common stock pursuant to the forward stock purchase transactions, described above. Gogo expects to use the remaining net proceeds from the offering, as well as any proceeds from the sale of additional notes, if the initial purchasers exercise their option to purchase additional notes from Gogo, for working capital and other general corporate purposes, including costs associated with developing and launching its next-generation technology solutions and the acquisition of additional spectrum should it become available.

This press release is not an offer to sell or purchase, or a solicitation of an offer to sell or purchase, the notes or the common shares issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

The notes and any common shares issuable upon conversion of the notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes forward-looking statements regarding Gogo’s financing plans, including statements related to Gogo’s offering of the convertible notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether Gogo will consummate the offering of the convertible notes on the expected terms, or at all, market and other general economic conditions, whether Gogo will be able to satisfy the conditions required to close any sale of the convertible notes, and the fact that Gogo’s management will have broad discretion in the use of the proceeds from any sale of the convertible notes. Gogo’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Gogo and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the SEC.